Exhibit 99.1

New York Community Bancorp, Inc. Regretfully Announces the Passing of John A. Pileski, a Member of the Board of Directors

WESTBURY, N.Y.--(BUSINESS WIRE)--It is with great sadness that New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today announced the death, on September 28, 2008, of John A. Pileski, a member of the Board of Directors of the Company and its subsidiary banks since January 1, 2003.

A certified public accountant, Mr. Pileski retired as Partner in the Financial Services Practice of KPMG LLP in June 2000, following a 35-year career with the accounting firm. Mr. Pileski’s service to the Company began on December 1, 2000, when he was named a director of the Queens County Savings Bank Divisional Board. On January 1, 2003, he was appointed to the Boards of Directors of the Company and New York Community Bank, its thrift subsidiary, and to their respective Audit, Nominating, and Investment Committees. On January 1, 2005, Mr. Pileski was named Chairman of the Audit Committee of the Boards of Directors of the Company and the Community Bank. Mr. Pileski also served as a director and as chairman of the Audit Committee for the Company’s commercial bank subsidiary, New York Commercial Bank, which was established on December 30, 2005.

Commenting on Mr. Pileski’s many contributions to the Company, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “Jack’s intelligence, thoroughness, and dedication were apparent in all he did as a director, as a committee member, and as Audit Committee Chair. He was a gentleman and a professional, and it was a privilege to work with him. We are grateful for the opportunity to have known Jack as both a friend and colleague, and for the expertise he shared so generously with the Company. We extend our deepest sympathies to his wife Adrienne and their family on this all too sudden loss. He shall be greatly missed.”

New York Community Bancorp, Inc. is the $31.1 billion holding company for New York Community Bank and New York Commercial Bank, and a leading producer of multi-family loans for portfolio in New York City. With 178 offices serving customers in New York City, Long Island, and Westchester County in New York, and Essex, Hudson, Mercer, Middlesex, Monmouth, Ocean, and Union counties in New Jersey, New York Community Bank is the fourth largest thrift depository in its marketplace. Reflecting the growth of the franchise through a series of acquisitions, the Community Bank currently operates through six local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, Synergy Bank, and Garden State Community Bank. New York Commercial Bank currently has 38 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 19 branches of Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President &
Director, Investor Relations